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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                 _____________

                                   FORM 8-A/A
                                 _____________

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                XCELLENET, INC.
             (Exact Name of Registrant as Specified in Its Charter)



            Georgia                                         58-1749705
----------------------------                    -----------------------------
(State of Incorporation                         (I.R.S. Employer Identification
    or Organization)                                       No.)


 5 Concourse Parkway, Suite 850
        Atlanta, Georgia                                      30328
-----------------------------------------------          ---------------
(Address of Principal Executive Offices)                    (Zip Code)


If this form relates to the registration    If this form relates to the
of a class of securities pursuant to        registration of a class of
Section 12(b) of the Exchange Act and is    securities pursuant to Section 12(g)
effective pursuant to General Instruction   of the Exchange Act and is effective
A.(c), please check the following box.      pursuant to General Instruction
[_]                                         A.(d), please check the following
                                            box. [X]


Securities Act registration statement file number to which this form relates: N/A

 Title of each class                              Name of each exchange on which
 to be so registered                              each class is to be registered
-------------------------                         ------------------------------

                               None

Securities to be registered pursuant to Section 12(g) of the Act:


            Series G Junior Participating Preferred Stock Purchase Rights
            ------------------------------------------------------------
                                (Title of class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

   Item 1 is amended to add the following:

   On April 16, 1998, XcelleNet, Inc., a Georgia corporation ("XcelleNet"), entered into an Agreement and Plan of Merger (the "Merger Agreement), by and among Sterling Commerce, Inc., a Delaware corporation ("Sterling"), Sterling Commerce (Southern), Inc., a Delaware corporation and a wholly owned subsidiary of Sterling ("Sub"), and XcelleNet providing for the acquisition of XcelleNet by Sterling. Pursuant to the Merger Agreement, following the satisfaction of the conditions contained therein, XcelleNet will be merged with and into Sub, with Sub to continue as the surviving corporation wholly owned by Sterling (the "Merger").

   In connection with the Merger Agreement, Dennis M. Crumpler (the Chairman and Chief Executive Officer of XcelleNet), Maleah Crumpler and The Crumpler Investment Limited Partnership (together, the "Crumpler Shareholders") entered into a Shareholder Agreement, dated as of April 16, 1998, (the "Shareholder Agreement") with Sterling. Pursuant to the Shareholder Agreement, the Crumpler Shareholders (who owned collectively 16.6% of the outstanding XcelleNet Common Stock as of the date of the Merger Agreement) have agreed to vote, and have granted an irrevocable proxy with respect to, their shares of XcelleNet Common Stock in favor of approval of the Merger and the adoption of the Merger Agreement and all transactions contemplated thereby, at a special meeting of XcelleNet's shareholders. The Crumpler Shareholders also agreed, except pursuant to the Merger Agreement, not to dispose of any shares of XcelleNet Common Stock or to enter into any contract or arrangement to dispose of any shares of XcelleNet Common Stock, and, except pursuant to the Shareholder Agreement, not to grant any proxy or power of attorney with respect thereto with respect to such shares.

   The Crumpler Shareholders also agreed to certain restrictions on their transfer of shares of Sterling Common Stock received in the Merger. The Shareholder Agreement will automatically terminate upon the earlier of (i) the termination of the Merger Agreement pursuant to the terms thereof or (ii) the effective time of the Merger (except for the provisions relating to the representations and warranties of, and post-Merger share transfer restrictions on the Crumpler Shareholders, which provisions shall survive the effective time of the Merger).

   Prior to the execution and delivery of the Merger Agreement and the Shareholder Agreement, on April 16, 1998, XcelleNet amended its Shareholder Protection Rights Agreement, dated November 21, 1997 ("Amendment No. 1 to Rights Agreement"), such that the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement and the ancillary agreements thereto, including, without limitation, the Shareholder Agreement, would not (i) result in Sterling or Sub or any of their respective Affiliates or Associates being an Acquiring Person, a Beneficial Owner or a Flip-Over Entity,
(ii) result in the occurrence of a Flip-In Date, a Stock Acquisition Date, a Separation Time, a Flip-Over Transaction or Event, or (iii) in any other way effect any change or modification of the terms of the Rights or the rights of the holders thereof, including, without limitation, the Rights becoming exercisable. In addition, pursuant to the terms of Amendment No. 1 to Rights Agreement, the Expiration Time for the Rights will occur immediately prior to the effective time of the Merger. For purposes hereof, the terms "Acquiring Person," "Affiliate," "Associate," "Beneficial Owner" "Expiration Time," "Flip-In Date," "Separation Time," "Stock Acquisition Date," "Flip-Over Entity," "Flip-Over Transaction or Event," and "Rights" shall have the respective meanings ascribed thereto in the Shareholder Protection Rights Agreement.

   A copy of Amendment No. 1 to Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated April 16, 1998 and is incorporated herein by reference. The foregoing summary description of Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

ITEM 2.  EXHIBITS.

   1. Amendment No. 1, dated April 16, 1998, to Shareholder Protection Rights Agreement between XcelleNet, Inc. and SunTrust Bank, Atlanta, as Rights Agent, dated November 21, 1997, incorporated herein by reference to Exhibit 4.1 of XcelleNet's Current Report on Form 8-K dated April 16, 1998.

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                                   SIGNATURES


   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                           XCELLENET, INC.



Date:  April 30, 1998      By: /s/ Jeanne N. Bateman
                               -----------------------------------------

                               Jeanne N. Bateman
                               Vice President - Finance and
                               Human Resources, Treasurer
                               and Secretary

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